Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2012, with respect to the combined financial statments and schedules of APEX Systems Integrators Inc. and APEX Systems Integrators (USA) Inc. contained in the Form S-1 Registration Statement and Prospectus of DecisionPoint Systems, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts"

/s/ Grant Thorton, LLP

Burlington, Canada
April 24, 2013